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                                                                    EXHIBIT 99.1


NATURAL RESOURCE PARTNERS L.P.             [NATURAL RESOURCE PARTNERS L.P. LOGO]
601 JEFFERSON ST., SUITE 3600, HOUSTON, TX 77002

NEWS RELEASE


                         NATURAL RESOURCE PARTNERS L.P.
                      AGREES TO ACQUIRE COAL RESERVES FROM
                             PINNOAK RESOURCES, LLC

HOUSTON, JULY 1, 2003 - NATURAL RESOURCE PARTNERS L.P. (NYSE: NRP) announced today that it has entered into an agreement to acquire approximately 78 million tons of proven coal reserves and an overriding royalty interest on additional coal from subsidiaries of PinnOak Resources, LLC for $58 million. Simultaneous with the transaction, NRP will lease these reserves back to other subsidiaries of PinnOak Resources that will mine the reserves and pay royalties to NRP. The overriding royalty interest will be paid to NRP on third party coal mined and processed by PinnOak Resources through its preparation plants on these properties, which is anticipated to be at least 36 million tons. The acquisition is expected to close by mid-July.

The Partnership expects the acquisition will be accretive to both cash flow and earnings. The transaction will be initially funded through the Partnership's existing credit facility. On September 19, 2003, $50 million of the borrowings will be converted to long term debt in connection with the Partnership's commitment to issue additional senior notes as described in its press release dated June 20, 2003.

The properties consist of coal reserves at two separate mine complexes: the Pinnacle mine in Pineville, West Virginia and the Oak Grove mine near Birmingham, Alabama. PinnOak Resources produces low volatile metallurgical coal from these longwall mines and has onsite preparation plants. Over 85% of the current production is under contract for use primarily by the steel industry both domestically and abroad, including approximately 35% contracted to United States Steel Corporation and a similar amount slated for export.

Corbin J. Robertson, Jr., Chairman and Chief Executive Officer of Natural Resource Partners L.P. said, "This will be our third major acquisition since going public nearly nine months ago as we continue to execute on our stated goal of growing NRP through accretive acquisitions."

For the remainder of 2003, NRP anticipates the acquisition will generate between $5.7 million and $5.8 million of coal royalty revenues based on production of approximately 2.6 million to 2.8 million tons of coal. Expenses are expected to be approximately $150 thousand to $275 thousand for the same period.

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PinnOak Resources, LLC is jointly owned by Benjamin M. Statler L.L.C. and
Questor Partners Funds, a private equity group. PinnOak Resources was formed for the purpose of acquiring these assets and mines from United States Steel.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements include the anticipated coal royalty revenue, coal production, overriding royalty revenue and operating expenses associated with the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings.


03-10
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